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
                Exhibit 11.1 Statement Re: Computation Pro Forma Net Loss Per Share

                                                       Three Months                    Nine Months
                                                   Ended September 30,            Ended September 30,
                                               ---------------------------     ---------------------------
                                                  1996             1995           1996            1995
                                               -----------     -----------     -----------     -----------
Weighted average common shares outstanding      10,216,146         467,986       4,447,440         464,997

Effect of convertible preferred stock
  converted at date of issuance                         --       7,025,705       4,452,718       6,139,480

Effect of common equivalent shares issued
  by the Company during the twelve
  month period immediately preceding
  the Company's initial public offering
  in June 1996, as if they were
  outstanding for all periods presented
  prior to June 30, 1996 (using the
  treasury stock method)                                --         190,331          63,212         190,331
                                               -----------     -----------     -----------     -----------

Shares used in computing pro
  forma net loss per share                      10,216,146       7,684,022       8,963,370       6,794,808

Net loss                                       $(3,059,131)    $(1,831,199)    $(8,510,324)    $(5,152,096)

Pro forma net loss per share                   $     (0.30)    $     (0.24)    $     (0.95)    $     (0.76)
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